                                                                    EXHIBIT 12.1

                      RATIOS OF EARNINGS TO FIXED CHARGES




                                      NINE MONTHS    THREE MONTHS
                                         ENDED          ENDED             YEARS ENDED NOVEMBER 30
                                      NOVEMBER 30,   FEBRUARY 28,   ------------------------------------
       (DOLLARS IN THOUSANDS)             1998           1998        1997     1996       1995      1994
       ----------------------         ------------       ----       ------   -------   --------   ------
Income (loss) before taxes,
  extraordinary items and accounting
  changes...........................    (19,064)         4,907      14,046   674,656   (934,871)  53,749
                                        -------         ------      ------   -------   --------   ------
Fixed Charges:
  Interest..........................     36,313          6,940      31,261     3,083      1,926    1,809
  Interest factor portion of
     rentals........................        854            199       1,043       828        612      500
                                        -------         ------      ------   -------   --------   ------
          Total fixed charges.......     37,167          7,139      32,304     3,911      2,538    2,309
                                        -------         ------      ------   -------   --------   ------
Earnings before income taxes and
  fixed charges.....................     18,103         12,046      46,350   678,567   (932,333)  56,058
                                        =======         ======      ======   =======   ========   ======
Ratio of earnings to fixed
  charges...........................       0.49           1.69        1.43    173.50    (367.35)   24.28
                                        =======         ======      ======   =======   ========   ======
Earnings inadequate to cover fixed
  charges...........................    (19,064)                                       (934,871)
                                        =======                                        ========
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